UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 20, 2011

AGILENT TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15405	77-0518772
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5301 Stevens Creek Boulevard, Santa Clara, CA	95051
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (408) 553-2424

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On October 20, 2011, Agilent Technologies, Inc. (the “Company”) entered into a credit agreement (the “Credit Agreement”) by and among the Company, certain lenders party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as administration agent, and J.P. Morgan Europe Limited, as London agent.  The Credit Agreement replaced the Company’s prior Five-Year Credit Agreement dated as of May 11, 2007, which was terminated upon the execution of the Credit Agreement.

The Credit Agreement provides for a $400 million five-year unsecured credit facility (the “Facility”) that will expire on October 21, 2016.  The Company may, subject to certain customary conditions, on one or more occasions increase commitments under the Facility in an amount not to exceed $300 million in the aggregate (the “Incremental Facility”) and on up to two occasions extend the maturity date for a period of one year. Each Lender will have discretion to determine whether it will participate in the Incremental Facility or in any such extension of the maturity date. The Company will use amounts borrowed under the Facility for general corporate purposes.  The Company is not borrowing under the Facility at this time, but may borrow under the Facility from time to time as opportunities and needs arise.

Loans under the Credit Agreement will bear interest either at: (i) the base rate, which is defined as the highest of (a) JPMorgan’s prime rate in effect from time to time,  (b) the federal funds effective rate in effect from time to time plus 0.5% or (c) the applicable London interbank offered rate for 30-day loans plus 1.00%, in each case plus the applicable margin for such loans, or (ii) the applicable London or EURO interbank offered rate plus the applicable margin for such loans.  The applicable margin for loans bearing interest at the base rate ranges between zero and 0.450%, and the applicable margin for loans bearing interest based on the London or EURO interbank offered rate ranges from 0.920% and 1.450%, in each case based on the Company’s senior debt credit ratings as published by Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc. At the Company’s current credit ratings, the applicable margin for the base rate is 0.125%, and the applicable margin for London or EURO interbank offered rate loans is 1.125%. Additionally, the Company will pay an annual facility fee during the term of the Credit Agreement which varies depending on the Company’s credit ratings. At the Company’s current ratings, the facility fee will be 0.125% per year, or $500,000 per year.

The Credit Agreement contains customary representations and warranties as well as customary affirmative and negative covenants. Negative covenants include, among others, limitations on incurrence of liens, and limitations on incurrence of indebtedness by the Company’s subsidiaries.  In addition, the Credit Agreement requires that the Company maintain a ratio of adjusted consolidated debt to consolidated EBITDA of not greater than 3.5 to 1.0.

The Credit Agreement contains customary events of default. Upon the occurrence and during the continuance of an event of default, the Lenders may declare the outstanding advances and all other obligations under the Credit Agreement immediately due and payable.

J.P. Morgan Securities LLC, and Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as joint lead arrangers and joint bookrunners for the Facility.

The description of the Credit Agreement contained herein is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.              Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1

Five-Year Credit Agreement, dated October 20, 2011, by and among the Company, the Lenders party thereto, JPMorgan Chase Bank, N.A., as administration agent, and J.P. Morgan Europe Limited, as London agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGILENT TECHNOLOGIES, INC.

	By:	/s/ Stephen D. Williams
	Name:	Stephen D. Williams
	Title:	Vice President, Assistant General Counsel and
Assistant Secretary

Date: October 25, 2011

EXHIBIT INDEX

Exhibit No.	Description
10.1

Five-Year Credit Agreement, dated October 20, 2011, by and among the Company, the Lenders party thereto, JPMorgan Chase Bank, N.A., as administration agent, and J.P. Morgan Europe Limited, as London agent.